Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Form 8-K/A of Performance Food Group Company to be filed on or about December 18, 2024 and to the incorporation by reference in the Registration Statements on Form S3 (No. 333-268500) and Form S8 (Nos. 333-236279, 333-236280, 333-236281, 333-259238 and 333-283384) of Performance Food Group Company of our report dated August 28, 2024, relating to the consolidated financial statements of Cheney Brothers, Inc. and Subsidiaries.

/s/ EisnerAmper LLP

EISNERAMPER LLP

West Palm Beach, Florida

December 18, 2024